UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

MORGAN’S FOODS, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-0562210
(State of incorporation or organization)	(IRS Employer Identification Number)

4829 Galaxy Parkway, Suite S, Cleveland, Ohio	44128
(Address of principal executive officers)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:  NONE

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.   ☑

Securities Act registration statement file number to which this form relates:  _________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

Explanatory Note:

This Form 8-A/A (Amendment No. 4) amends all prior Forms 8-A and Forms 8-A/A filed by the Company (as defined below), including reference to SEC File Numbers 001-08395 and 000-0383.  Due to a clerical error, the Form 8-A filed October 11, 2007, intended to amend the Company’s original Form 8-A filed on May 7, 1999, was erroneously not marked as an amendment; when filed, this full Form 8-A resulted in a second SEC File Number 000-03833 associated with the Company.

Item 1.         Description of Registrant’s Securities to be Registered.

On April 10, 2013, the Board of Directors of Morgan’s Foods, Inc., an Ohio corporation (the “Company”), amended and restated its Amended and Restated Shareholder Rights Agreement (the “Rights Agreement”).  The primary effect of the amendment and restatement of the Rights Agreement is to amend the definition of who qualifies as an “Acquiring Person” pursuant to the Agreement.  The Rights Agreement now allows Bandera Master Fund L.P., a Cayman Islands exempted limited partnership (or any of its associates or affiliates), to beneficially own in the aggregate not more than 27% of the Company’s Common Shares issued and outstanding without becoming an Acquiring Person.  The Board initially approved the Shareholder Rights Agreement on April 8, 1999, amended it on April 14, 2003, and amended and restated it on October 2, 2007 and July 31, 2012.  A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.  A copy of the Rights Agreement, including the exhibits thereto, is available free of charge from the Company.  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement filed herewith.

Item 2.         Exhibits.

Exhibit 1:      Amended and Restated Shareholder Rights Agreement

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MORGAN’S FOODS, INC.

Date: April 12, 2013	By:	/s/ Kenneth L. Hignett
Kenneth L. Hignett
Senior Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit 1:           Amended and Restated Shareholder Rights Agreement